Exhibit 10.34

THIRD AMENDMENT

TO THE

TRUST AGREEMENT

FOR THE

DIRECTORS AND SENIOR MANAGEMENT DEFERRED COMPENSATION PLAN

AND

DIRECTORS RETIREMENT POLICY

This Third Amendment to the Trust Agreement for the Directors and Senior Management Deferred Compensation Plan and Directors Retirement Policy dated the 5th day of March, 2012, by and between NewBridge Bank, a wholly owned subsidiary of NewBridge Bancorp, a bank holding corporation (collectively the “Company), and NewBridge Bank, (the “Trustee”).

WITNESSETH:

WHEREAS, the Company has previously adopted the Trust Agreement for the NewBridge Bancorp Directors and Senior Management Deferred Compensation Plan and Directors Retirement Policy dated October 18, 1999, as amended on July 30, 2007 and again on December 19, 2007 (the “Trust”); and

WHEREAS, the purpose of the Trust is to serve as an informal funding mechanism in connection with the NewBridge Bancorp Deferred Compensation Plan for Directors and Senior Management (the “Plan”); and

WHEREAS, Section 14 of the Trust permits the Trustee to resign at any time by written notice to the Company; and

WHEREAS, upon the resignation or removal of the Trustee, Section 15 of the Trust provides that the Company shall appoint a bank trust department or other third party that may be granted corporate trustee powers under state law, as a successor to replace the Trustee; and

WHEREAS, Regions Bank, d/b/a Regions Morgan Keegan Trust, has resigned as Trustee of the Trust by instrument dated December 7, 2011; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors has determined that it is in the best interest of the participants in the Plan to amend the Trust to change the Trustee of the Trust to NewBridge Bank, effective on or about March 5, 2012, and has authorized the President and Chief Executive Officer of the Company to make such appointment, to amend the Trust to reflect the new Trustee, and to make such other amendments to the Trust as are necessary to carry out these resolutions; and

WHEREAS, the President and Chief Executive Officer of the Company by separate written instrument has appointed NewBridge Bank as Trustee of the Trust effective March 5, 2012; and

WHEREAS, Section 16 of the Trust provides that the Trust may be amended in a written instrument executed by both of the parties.

NOW, THEREFORE, the parties do hereby amend the Trust as follows:

1.	Adoption and Effective Date of Amendment. The provisions of this Amendment will be effective as of March 5, 2012, and the transfer of assets in connection with this amendment shall occur as soon as practicable thereafter at such time and in such matter as agreed upon by the resigning and the successor Trustees.

2.	Trustee. The Trustee of the Trust shall be NewBridge Bank, a North Carolina commercial bank with corporate trustee powers under North Carolina law.

3.	Amendment to Section 13(a). Section 13(a) is hereby deleted in its entirety and is replaced by the following Section 13(a):

“Affiliation. The Trustee is a wholly-owned subsidiary of NewBridge Bancorp (the “Holding Company”). Any other subsidiary of the Holding Company and the Holding Company itself are collectively referred to herein as the “Affiliated Companies”).

TRUSTEE:	NEWBRIDGE BANK

By:

Name:

Title:

COMPANY:	NEWBRIDGE BANCORP

By:

Name:

Title:

NEWBRIDGE BANK

By:

Name:

Title: